Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Amended and Restated 2008 Stock Incentive Plan of Oxford Immunotec Global PLC of our report dated October 15, 2013 with respect to the balance sheet of Oxford Immunotec Global PLC and our report dated October 15, 2013 with respect to the consolidated financial statements of Oxford Immunotec Limited, included in the Registration Statement (Form S-1 No. 333-191737) and related Prospectus of Oxford Immunotec Global PLC for the registration of its ordinary shares.

/s/ Ernst & Young LLP

Reading, United Kingdom

November 27, 2013